Exhibit 10.3

PERSONAL & CONFIDENTIAL

Date:                May __, 2011

To:                  [name]
[title]

From:              Stephen Rabinowitz
Chairman of the Board of Directors

Subject:         Executive Retention Agreement

As you know, Energy Conversion Devices, Inc. (the “Company”) is adjusting its strategy to confront new challenges.  The Company wishes to ensure that it retains talented executives to guide the Company through this period of transition.  With this purpose, I am pleased to provide you with this Executive Retention Agreement (the “Retention Agreement”).  Capitalized terms used but not defined herein have the meanings set forth in the Company’s Executive Severance Plan, effective July 24, 2007 as amended to date (the “Severance Plan”).

This Retention Agreement offers two new benefits:  a cash retention payment and grant of restricted stock units, as described below:

1.  Cash Retention Payment:  If you remain employed by the Company on the 12-month anniversary of the date of this letter, you will receive a cash payment in the amount of $[______] as soon as practicable after that date.  If, before the 12-month anniversary of the date of this letter, you have a Qualifying Termination, you will receive this cash retention payment as soon as practicable after your Qualifying Termination.

2.  Restricted Stock Units:  After you execute this Agreement, the Company will grant to you ___ restricted stock units (“RSUs”), which shall vest on the 12-month anniversary of this letter if you remain employed by the Company on that date.  If, before that date, you have a Qualifying Termination, your RSUs shall vest on the date of your Qualifying Termination.  The RSUs will be payable as soon as practicable after they vest and shall be subject to the terms of the Company’s 2010 Omnibus Incentive Compensation Plan and the RSU agreement evidencing this award.

For tax purposes, payments made under this Retention Agreement shall be made no later than deadline for short-term deferrals under Treas. Reg. § 1.409A-1(b)(4).

3.  Certain Covenants.   Notwithstanding any other provision of the Severance Plan or your Participation Agreement, the duration of your covenants under Sections 5.2 and 5.3 of the Severance Plan will expire at the end of the number of months of the Severance Coverage Period stated in your Participation Agreement following any termination of your employment with the Company, including a Qualifying Termination, except that if a Qualifying Termination occurs at any time within one month prior to the Change in Control and the first anniversary of the Change in Control, then the duration of your covenants under Section 5.2 and 5.3 of the Severance Plan will expire six months following such Qualifying Termination.

4.   Severance Plan:  You acknowledge that you will continue to be subject to the Severance Plan, including the covenants in Section 5 of that plan, with the changes described in paragraph 3 above.

If you have any questions please contact Jay Knoll.

Please sign the attached signature page and return the original to me by May ___, 2011.

Best regards,

Stephen Rabinowitz
Chairman of the Board

Executive Retention Agreement
Signature Page

____, 2011

I, [name], have read the Executive Retention Agreement to which this signature page was attached and agree to its terms, and I agree to be bound by the terms of the covenants in Section 5 of the Energy Conversion Devices, Inc. Executive Severance Plan.

___________________________________                                           __________________
Signature                                                                                                           Date

Accepted:

Energy Conversion Devices, Inc.

By:___________________________________                                     __________________
Authorized Officer                                                                          Date